Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 24, 2023
Registration Statement Nos. 333-259868 and 333-259868-05

$1.6bln ($1.482bln offered) Toyota Auto Receivables 2023-A Owner Trust (TAOT 2023-A)
Jt-Leads: BofA (struc), BNPP, Lloyds, Mizuho
Co-Mgrs: HSBC, ING, USB

	Gross	Offered				Exp	Legal
CL	SZ($mm)	SZ($mm)	WAL	S&P/F	PWIN	Final	Final	BENCH	SPRD	YLD	CPN	$PRICE
A-1	326.70	310.365	0.18	A-1+/F1+	1-6	7/23	1/16/24	I-CRV	+21	4.842		100.00000
A-2	550.00	522.500	0.98	AAA/AAA	6-19	8/24	1/15/26	I-CRV	+46	5.108	5.05	99.99596
A-3	550.00	522.500	2.34	AAA/AAA	19-40	5/26	9/15/27	I-CRV	+58	4.675	4.63	99.99995
A-4	133.30	126.635	3.67	AAA/AAA	40-48	1/27	8/15/28	I-CRV	+69	4.471	4.42	99.96668
EXP PRICING : PXD 1/24/23
BILL & DELIVER : BofA	DEAL SIZE : $1.482bln Offered
EXPECTED RATINGS: S&P/Fitch	BBG TICKER: TAOT 2023-A TAOT23
EXPECTED SETTLE : 1/30/23	FORMAT : SEC Registered
FIRST PAY DATE : 2/15/23	PXG SPEED : 1.3% ABS to 5% Call
ERISA ELIGIBLE : Yes	MIN DENOMS: $1k x $1K
EU/UK RR : No
Intexnet: bastoyot23a_upsize U4BX
CUSIPS
A-1 891940AA6
A-2 891940AB4
A-3 891940AC2
A-4 891940AD0
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.